SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): February 4, 1998



                            FEDERAL TRUST CORPORATION
                                [GRAPHIC OMITTED]

             (Exact name of registrant as specified in its charter)



                                [GRAPHIC OMITTED]

          Florida                   33-27139               59-2935028
----------------------------  ----------------------     ----------------
(State or other jurisdiction  Commission File Number     (I.R.S. Employer
     of incorporation)                                 Identification No.)

                          ----------------------------

                               1211 Orange Avenue
                           Winter Park, Florida 32789
              -----------------------------------------------------
                    (Address of principal executive offices)
                  Registrant's telephone number: (407) 645-1201








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Item 5.  OTHER EVENTS

On February 4, 1998, the Company announced its results of operations or the fourth quarter and the year ended December 31, 1997 as follows:

Contacts:     James V. Suskiewich, President and CEO (407) 645-1201

              Aubrey H. Wright, SVP and CFO (407) 645-1201

For Immediate Release: February 4, 1998

           FEDERAL TRUST CORPORATION ANNOUNCES FOURTH QUARTER RESULTS
                              AND YEAR END EARNINGS

(Winter Park, FL) Federal Trust Corporation ("Company"), the holding company of Federal Trust Bank ("Bank"), reported earnings for the fourth quarter of 1997 of $140,978 or $.05 per share up from $129,576 or $.06 per share from a year ago.

For the year ended December 31, 1997, the Company earned $357,433 or $.15 per share (based on average shares outstanding of 2,455,125) compared with a loss of $976,503 or $.43 per share for 1996 (based on average shares outstanding of 2,256,505). The improvement in earnings for 1997 were primarily attributable to the reduction in problem assets and the reduction of non-interest expenses. In addition, the Bank was not subject to the $716,408 one-time assessment to recapitalize the SAIF Insurance Fund incurred in 1996.

The Company's assets grew from $139,582,057 at December 31, 1996 to $142,540,289 at December 31, 1997, an increase of $2,958,232.

On December 4, 1997, the Company closed its Rights and Community Offering. The Company sold 2,701,619 shares of common stock at a price of $2.00 per share. Of the $5,403,238 that was raised, the Company contributed $3,700,000 to the Bank to support future growth and to increase the Bank's capital ratio, for regulatory purposes. The Bank is now considered to be a "Well Capitalized" financial institution under the regulation of the Office of Thrift Supervision. At December 31, 1997, the Company had 4,941,547 shares of common stock outstanding.

The Company is a unitary savings and loan holding company based in Winter Park, Florida. The Company's common stock is currently traded on the Over the Counter Bulletin Board under the symbol "FDTR". At December 31, 1997, the Company had consolidated assets of $142,540,289 and stockholders' equity of $12,569,778.

FEDERAL TRUST CORPORATION
(Registrant)


By:   /s/ Aubrey H. Wright, Jr.
          ---------------------
          Aubrey H. Wright, Jr.
          Chief Financial Officer and duly authorized
          Officer of the Registrat


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